NOMINEE AGREEMENT

This Nominee Agreement is made this 20th day of February, 2014, among Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., and Stilwell Activist Investments, L.P. (the “Stilwell Funds”), their General Partner, Stilwell Value LLC (“Stilwell Value”), Stilwell Partners, L.P. (“Stilwell Partners”), and its General Partner, Joseph Stilwell (“Stilwell” and collectively with the Stilwell Funds, Stilwell Value, and Stilwell Partners, “The Stilwell Group”), having their principal places of business at 111 Broadway, 12th Floor, New York, NY 10006, and Marshall L. Steen, an individual with offices at 3409 13th Street, Ashland, KY 41102 (“Nominee”).

WHEREAS, The Stilwell Group and their affiliates are the beneficial owners of shares of common stock (“Common Stock”) of Poage Bankshares, Inc. (“PBSK”), may solicit proxies to elect one nominee to PBSK’s Board of Directors (the “Board”) at the 2014 annual stockholders meeting (the “Meeting”), and wish to nominate Nominee for election to the Board at the Meeting;

WHEREAS, Nominee desires and agrees to be nominated for and to sit on the Board if elected at the Meeting for a term to expire at the 2017 annual stockholders meeting;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Nominee hereby agrees to have his name placed in nomination by The Stilwell Group as its nominee for election to the Board, and for that purpose, understands and agrees that The Stilwell Group will solicit proxies from stockholders to cause Nominee to be elected. Simultaneously with the execution of this Agreement, Nominee shall deliver his written consent to be named in The Stilwell Group’s proxy statement and to serve as a director of PBSK if elected, a copy of which is attached hereto as Exhibit A. Nominee understands that The Stilwell Group retains the right to determine whether Nominee will be its alternate or actual nominee and will so advise Nominee of its determination prior to the solicitation of proxies. Nominee understands that an alternate nominee may become the actual nominee if the actual nominee does not stand for election.

2.          Nominee hereby represents and warrants to The Stilwell Group that he has executed and delivered to The Stilwell Group a Confidential Director Questionnaire and hereby certifies that the contents thereof are true and correct and that he will promptly notify The Stilwell Group of any change in such contents.

3.           Nominee hereby represents and warrants to The Stilwell Group that he will not acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of PBSK Common Stock prior to the Meeting and that he has notified all business partners, associates, family members and other entities or individuals with which he might share such beneficial ownership of PBSK Common Stock that no PBSK Common Stock may be purchased during such time.

4.          The Stilwell Group agrees to reimburse all of Nominee’s actual out-of-pocket expenses incurred in connection with the nomination process, including telephone, postage, and travel; provided that, in the event Nominee is elected as a director of PBSK, he will request that PBSK reimburse his expenses for attending Board meetings and committee meetings.

5.          Nominee and The Stilwell Group agree that in the event Nominee is elected as a director of PBSK, nothing in this Agreement shall be construed as affecting Nominee’s ability to act independently with respect to his responsibilities and decisions as a director and that Nominee shall have the same fiduciary and confidentiality obligations as the other directors of PBSK.

6.          The Stilwell Group hereby indemnifies and holds Nominee harmless for all damages and expenses incurred in connection with agreeing to have his name placed in nomination and to have proxies solicited in order to elect him to the Board. Nominee shall give The Stilwell Group notice of the occurrence of an event that may require indemnification no later than ten (10) days after Nominee has knowledge of such an event. The Stilwell Group retains the sole right to select and retain counsel for Nominee. This indemnification shall not apply to any claims or damages arising out of Nominee's actions as a director of PBSK or serving on the Board.

7.          The obligations of The Stilwell Group under this Agreement are contingent upon The Stilwell Group’s satisfactory final completion of a due diligence review of Nominee’s background.

8.          Nominee understands that this Agreement will be publicly disclosed by The Stilwell Group.

/s/ Joseph Stilwell
Joseph Stilwell on behalf of The Stilwell Group

/s/ Marshall L. Steen
Marshall L. Steen, Nominee

EXHIBIT A

CONSENT OF PROPOSED NOMINEE

I, Marshall L. Steen, hereby consent to be named and described as a nominee for election as a director of Poage Bankshares, Inc. (“PBSK”), in the proxy statement and other related written materials and public filings of Joseph Stilwell and related entities (“The Stilwell Group”) to be used in connection with The Stilwell Group's solicitation of proxies from the stockholders of PBSK, for use in voting at the 2014 Annual Meeting of Stockholders of PBSK, and I hereby consent and agree to serve as a director of PBSK if elected at such Annual Meeting.

/s/ Marshall L. Steen

Dated:	February 18, 2014

-3-